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                                    EXHIBIT 1

                      ANNOUNCEMENT OF REDUCTION IN VALUE OF
                    MARKETABLE SECURITIES HELD BY THE COMPANY





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                              (English Translation)

                                                                   April 3, 2003

To whom it may concern:

                                   WACOAL CORP.
                                   Yoshikata Tsukamoto, President and Director
                                   (Code Number:  3591)
                                   (Tokyo Stock Exchange, First Section)
                                   (Osaka Securities Exchange, First Section)
                                   Contact: Nobuhiro Matsuda, Corporate Officer Director of Finance, Corporate Planning

                                   (Tel: 075-682-1010)

                Notice Regarding Reduction in Value of Marketable
                        Securities as of March 31, 2003

         With respect to "other securities" (as defined in paragraph 21, Article 8 of the Regulations Concerning Financial Statements), the Company periodically writes-down the value of marketable securities it holds in accordance with the accounting standard concerning financial products. We hereby announce that, in accordance with the periodic disclosure regulations, the reduction in value of marketable securities held by the Company (non-consolidated) as of March 31, 2003 is as follows.

1. Total amount of reduction in value of marketable securities as of March 31, 2003:


(A)   Total amount of reduction in value of marketable     2,658 million yen
      securities as of March 31, 2003

(B)   Total net assets as of March 31, 2002                158,412 million yen
      (A/B x 100)                                          (1.7%)

(C)   Total ordinary income for the fiscal year            9,107 million yen
      ended March 31, 2002
      (A/C x 100)                                          (29.2%)

(D)   Total net income for the fiscal year                 4,804 million yen
      ended March 31, 2002
      (A/D x 100)                                          (55.3%)

2. The Company will account for the above amount as an extraordinary loss for the fiscal year ended March 31, 2003. Due to certain unconfirmed factors, financial result estimates for the current term are still in the process of being determined.

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